Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 19, 2018 relating to the financial statements of Ritter Pharmaceuticals, Inc. as of and for the years ended December 31, 2017 and 2016 (which report includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern), and to the reference to us under the caption “Experts,” which is contained in the Registration Statement.

/s/ Mayer Hoffman McCann P.C.
Orange County, California

November 20, 2018